EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form SB-2 of Sona Mobile Holding Corp. and Subsidiaries (the "Company") of our report dated February 28, 2006 (except for Note 20, as to which the date is March 28, 2006) for the years ended December 31, 2004 and 2005 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the ability of the Company to continue as a going concern and an explanatory paragraph relating to a correction in accounting), and to the reference to our firm under the caption Experts" in the prospectus.

/s/ Horwath Orenstein LLP

Toronto, Canada
April 6, 2006